Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR SECOND QUARTER 2025

ATLANTA, GA (July 18, 2025) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $16.8 million, or $0.65 per diluted share, for the second quarter of 2025, compared to $16.3 million, or $0.63 per diluted share, for the first quarter of 2025, and $16.9 million, or $0.66 per diluted share, for the second quarter of 2024. For the six months ended June 30, 2025, the Company reported net income of $33.1 million, or $1.29 per diluted share, compared to $31.6 million, or $1.24 per diluted share, for the same period in 2024.

Second Quarter 2025 Highlights:

●	Annualized return on average assets was 1.87%, compared to 1.85% for the first quarter of 2025 and 1.89% for the second quarter of 2024.
●	Annualized return on average equity was 15.74%, compared to 15.67% for the first quarter of 2025 and 17.10% for the second quarter of 2024. Excluding average accumulated other comprehensive income, our return on average equity was 16.07% for the second quarter of 2025, compared to 16.18% for the first quarter of 2025 and 18.26% for the second quarter of 2024.
●	Efficiency ratio of 37.2%, compared to 38.3% for the first quarter of 2025 and 35.9% for the second quarter of 2024.
●	Net interest margin was 3.77%, compared to 3.67% for the first quarter of 2025 and 3.66% for the second quarter of 2024.

Year-to-Date 2025 Highlights:

●	Return on average assets increased to 1.86% for the six months ended June 30, 2025, compared to 1.77% for the same period in 2024.
●	Return on average equity was 15.71% for the six months ended June 30, 2025, compared to 16.27% for the same period in 2024. Excluding average accumulated other comprehensive income, our return on average equity was 16.12% for the six months ended June 30, 2025, compared to 17.28% for the same period in 2024.
●	Efficiency ratio of 37.8% for the six months ended June 30, 2025, compared to 36.8% for the same period in 2024.
●	Net interest margin increased by 27 basis points to 3.72% for the six months ended June 30, 2025, compared to 3.45% for the same period in 2024.

Acquisition of First IC Corporation and First IC Bank

On July 15, 2025, MetroCity announced that we received all required regulatory approvals and non-objections to complete MetroCity’s merger with First IC Corporation (“First IC”), the parent company of First IC Bank. In addition, on July 15, 2025, First IC’s shareholders also voted to approve the merger. The merger is expected to be completed early in the fourth quarter of 2025, and remains subject to the satisfaction of customary closing conditions.

Results of Operations

Net Income

Net income was $16.8 million for the second quarter of 2025, an increase of $529,000, or 3.2%, from $16.3 million for the first quarter of 2025. This increase was primarily due to an increase of net interest income of $1.6 million and an increase in noninterest income of $277,000, offset by an increase in income tax expense of $1.1 million and an increase in noninterest expense of $314,000. Net income decreased by $111,000, or 0.7%, in the second quarter of 2025 compared to net income of $16.9 million for the second quarter of 2024. This decrease was due to increases in noninterest expense of $1.1 million, income tax expense of $413,000 and provision for credit losses of $257,000, offset by increases in net interest income of $1.5 million and noninterest income of $174,000.

Net income was $33.1 million for the six months ended June 30, 2025, an increase of $1.6 million, or 4.9%, from $31.6 million for the six months ended June 30, 2024. This increase was due to an increase in net interest income of $4.9 million and an increase in noninterest income of $62,000, offset by an increase in noninterest expense of $2.5 million, an increase in provision for credit losses of $532,000 and an increase in income tax expense of $390,000.

Net Interest Income and Net Interest Margin

Interest income totaled $54.0 million for the second quarter of 2025, an increase of $1.5 million, or 2.9%, from the previous quarter, primarily due to a $72.5 million increase in the average interest-earning cash and fed funds sold balance and a nine basis points increase in the loan yield, offset by a 16 basis points decrease in the total investments yield and a $34.1 million decrease in average loan balances. As compared to the second quarter of 2024, interest income for the second quarter of 2025 decreased by $59,000, or 0.1%, primarily due to a 169 basis points decrease in the total investments yield, offset by a $41.4 million increase in the average total investments balance, a $5.7 million increase in average loan balances and a three basis points increase in the loan yield.

Interest expense totaled $21.9 million for the second quarter of 2025, a decrease of $94,000, or 0.4%, from the previous quarter, primarily due to a 33 basis points decrease in time deposit costs coupled with a $40.0 million decrease in the average time deposits balance, offset by a $36.2 million increase in the average borrowings balance. As compared to the second quarter of 2024, interest expense for the second quarter of 2025 decreased by $1.5 million, or 6.5%, primarily due to a 38 basis points decrease in deposit costs coupled with a $22.6 million decrease in average deposit balances, offset by a 13 basis points increase in borrowing costs and a $56.9 million increase in the average borrowings balance. The Company currently has interest rate derivative agreements totaling $950.0 million that are designated as cash flow hedges of our deposit accounts indexed to the Effective Federal Funds Rate (currently 4.33%). The weighted average pay rate for these interest rate derivatives is 2.70%. During the second quarter of 2025, we recorded a credit to interest expense of $4.2 million from the benefit received on these interest rate derivatives compared to a benefit of $4.3 million and $6.5 million recorded during the first quarter of 2025 and the second quarter of 2024, respectively.

The net interest margin for the second quarter of 2025 was 3.77% compared to 3.67% for the previous quarter, an increase of ten basis points. The yield on average interest-earning assets for the second quarter of 2025 increased by three basis points to 6.34% from 6.31% for the previous quarter, while the cost of average interest-bearing liabilities for the second quarter of 2025 decreased by nine basis points to 3.39% from 3.48% for the previous quarter. Average earning assets increased by $43.3 million from the previous quarter, due to an increase of $77.3 million in average total investments, offset by a decrease of $34.1 million in average loan balances. Average interest-bearing liabilities increased by $27.5 million from the previous quarter as average borrowings increased by $36.2 million while average interest-bearing deposits decreased by $8.6 million.

As compared to the same period in 2024, the net interest margin for the second quarter of 2025 increased by 11 basis points to 3.77% from 3.66%, primarily due to a 29 basis points decrease in the cost of average interest-bearing liabilities of $2.59 billion, offset by an 11 basis points decrease in the yield on average interest-earning assets of $3.42 billion. Average earning assets for the second quarter of 2025 increased by $47.1 million from the second quarter of 2024, due to a $41.4 million increase in average total investments and a $5.7 million increase in average loans. Average interest-bearing liabilities for the second quarter of 2025 increased by $34.4 million from the second quarter of 2024, driven by the increase in average borrowings of $56.9 million, offset by a $22.6 decrease in average interest-bearing deposits.

Noninterest Income

Noninterest income for the second quarter of 2025 was $5.7 million, an increase of $277,000, or 5.1%, from the first quarter of 2025, primarily due to higher gains on sale and servicing income from our residential mortgage loans, mortgage origination fees, and other income, offset by lower gains on sale and servicing income from our Small Business Administration (“SBA”) loans. SBA loan sales totaled $20.7 million (sales premium of 5.66%) during the second quarter of 2025 compared to $16.6 million (sales premium of 5.97%) during the first quarter of 2025. Mortgage loan originations totaled $93.2 million during the second quarter 2025 compared to $91.1 million during the first quarter of 2025. Mortgage loan sales totaled $54.3 million (average sales premium of 1.09%) during the second quarter of 2025 compared to $40.1 million (average sales premium of 1.06%) during the first quarter of 2025. During the second quarter of 2025, we recorded a $345,000 fair value adjustment charge on our SBA servicing asset compared to a fair value adjustment charge of $104,000 during the first quarter of 2025. We also recorded a $28,000 fair value impairment recovery on our mortgage servicing asset during the second quarter of 2025 compared to a $42,000 fair value impairment charge recorded during the first quarter of 2025.

Compared to the second quarter of 2024, noninterest income for the second quarter of 2025 increased by $174,000, or 3.1%, primarily due to higher gains on sale and servicing income from our SBA loans and other income partially from unrealized gains recognized on our equity securities and increased bank owned life insurance income, offset by decreases in gains on sale and servicing income from our residential mortgage loans. During the second quarter of 2024, we recorded a $503,000 fair value adjustment charge on our SBA servicing asset.

Noninterest income for the six months ended June 30, 2025 totaled $11.2 million, an increase of $62,000, or 0.6%, from the six months ended June 30, 2024, primarily due to higher gains on sale of SBA loans, mortgage servicing income and other income from unrealized gains recognized on our equity securities and increased bank owned life insurance income, offset by decreases in gains on sale of residential mortgage loans and SBA servicing income.

Noninterest Expense

Noninterest expense for the second quarter of 2025 totaled $14.1 million, an increase of $314,000, or 2.3%, from $13.8 million for the first quarter of 2025. This increase was primarily attributable to higher loan related expenses, stock-based compensation expenses, security expenses and First IC merger-related expenses, partially offset by lower commissions, data processing, advertising, rent and other real estate owned related expenses. Included in other noninterest expenses during the second quarter of 2025 were $333,000 of First IC merger-related expenses.

Compared to the second quarter of 2024, noninterest expense during the second quarter of 2025 increased by $1.1 million, or 8.3%, primarily due to higher salary and employee benefits, occupancy expense,  professional fees, security expense, loan related expenses and First IC merger-related expenses, offset by lower FDIC insurance premiums, data processing expenses and other real estate owned related expenses.

Noninterest expense for the six months ended June 30, 2025 totaled $27.9 million, an increase of $2.5 million, or 9.9%, from $25.4 million for the six months ended June 30, 2024. This increase was primarily attributable to increases in salaries and employee benefits partially due to higher commissions, employee insurance and stock based compensation, as well as higher expenses related to depreciation, occupancy, data processing, security, loans and professional services. These expense increases were partially offset by lower FDIC insurance premiums, advertising expense and other real estate owned related expenses. Included in other noninterest expenses for the six months ended June 30, 2025 were $596,000 of First IC merger-related expenses.

The Company’s efficiency ratio was 37.2% for the second quarter of 2025 compared to 38.3% and 35.9% for the first quarter of 2025 and second quarter of 2024, respectively. For the six months ended June 30, 2025, the efficiency ratio was 37.8% compared to 36.8% for the same period in 2024.

Income Tax Expense

The Company’s effective tax rate for the second quarter of 2025 was 28.9%, compared to 26.2% for the first quarter of 2025 and 27.5% for the second quarter of 2024. The Company’s effective tax rate for the six months ended June 30, 2025 was 27.6% compared to 27.9% for the same period in 2024.

Balance Sheet

Total Assets

Total assets were $3.62 billion at June 30, 2025, a decrease of $44.0 million, or 1.2%, from $3.66 billion at March 31, 2025, and an increase of $318,000 from $3.62 billion at June 30, 2024. The $44.0 million decrease in total assets at June 30, 2025 compared to March 31, 2025 was primarily due to decreases in loans held for sale of $29.5 million, loans held for investment of $11.0 million and interest rate derivatives or $4.5 million, partially offset by an increase in cash and due from banks of $1.3 million. The $318,000 increase in total assets at June 30, 2025 compared to June 30, 2024 was primarily due to increases in loans held for investments of $31.0 million, other assets of $19.4 million, federal funds sold of $9.6 million, equity securities of $8.2 million, bank owned life insurance of $2.5 million and Federal Home Loan Bank stock of $2.4 million, partially offset by decreases in cash and due from banks of $51.4 million and interest rate derivatives of $23.5 million.

Our investment securities portfolio made up only 0.93% of our total assets at June 30, 2025 compared to 0.93% and 0.78% at March 31, 2025 and June 30, 2024, respectively.

Loans

Loans held for investment were $3.12 billion at June 30, 2025, a decrease of $11.0 million, or 0.4%, compared to $3.13 billion at March 31, 2025, and an increase of $31.0 million, or 1.0%, compared to $3.09 billion at June 30, 2024. The decrease in loans at June 30, 2025 compared to March 31, 2025 was due to a $26.7 million decrease in residential mortgage loans, offset by an $11.2 million increase in commercial real estate loans, a $2.3 million increase in commercial and industrial loans and a $1.7 million increase in construction and development loans. Loans classified as held for sale totaled $5.0 million and $34.5 million at June 30, 2025 and March 31, 2025, respectively. There were no loans classified as held for sale at June 30, 2024.

Deposits

Total deposits were $2.69 billion at June 30, 2025, a decrease of $47.5 million, or 1.7%, compared to total deposits of $2.74 billion at March 31, 2025, and a decrease of $56.4 million, or 2.1%, compared to total deposits of $2.75 billion at June 30, 2024. The decrease in total deposits at June 30, 2025 compared to March 31, 2025 was due to a $33.7 million decrease in interest-bearing demand deposits, a $16.1 million decrease in money market accounts (includes $26.9 million decrease in brokered money market accounts), a $6.4 million decrease in time deposits and a $263,000 decrease in savings accounts, offset by an $8.9 million increase in noninterest-bearing demand deposits.

Noninterest-bearing deposits were $548.9 million at June 30, 2025, compared to $540.0 million at March 31, 2025 and $564.1 million at June 30, 2024. Noninterest-bearing deposits constituted 20.4% of total deposits at June 30, 2025, compared to 19.7% of total deposits at March 31, 2025 and 20.5% at June 30, 2024. Interest-bearing deposits were $2.14 billion at June 30, 2025, compared to $2.20 billion at March 31, 2025 and $2.18 billion at June 30, 2024. Interest-bearing deposits constituted 79.6% of total deposits at June 30, 2025, compared to 80.3% at March 31, 2025 and 79.5% at June 30, 2024.

Uninsured deposits were 25.1% of total deposits at June 30, 2025, compared to 24.3% and 23.4% at March 31, 2025 and June 30, 2024, respectively. As of June 30, 2025, we had $1.31 billion of available borrowing capacity at the Federal Home Loan Bank ($668.4 million), Federal Reserve Discount Window ($593.5 million) and various other financial institutions (fed fund lines totaling $47.5 million).

Asset Quality

The Company recorded a provision for credit losses of $129,000 during the second quarter of 2025, compared to provision for credit losses of $135,000 during the first quarter of 2025 and a credit provision for credit losses of $128,000 during the second quarter of 2024. The provision expense recorded during the second quarter of 2025 was primarily due to the increase in general reserves allocated to our commercial real estate and   commercial and industrial loan portfolios, as well as our individually analyzed loans, partially offset by the decrease in reserves allocated to our residential real estate loan portfolio. Annualized net charge-offs to average loans for the second quarter of 2025 was 0.01%, compared to net charge-offs of 0.02% for the first quarter of 2025 and net recoveries of 0.01% for the second quarter of 2024.

Nonperforming assets totaled $15.2 million, or 0.42% of total assets, at June 30, 2025, a decrease of $3.3 million from $18.5 million, or 0.51% of total assets, at March 31, 2025, and an increase of $736,000 from $14.5 million, or 0.40% of total assets, at June 30, 2024. The decrease in nonperforming assets at June 30, 2025 compared to March 31, 2025 was due to a $2.4 million decrease in nonaccrual loans and a $963,000 decrease in other real estate owned.

Allowance for credit losses as a percentage of total loans was 0.60% at June 30, 2025, compared to 0.59% at March 31, 2025 and 0.58% at June 30, 2024. Allowance for credit losses as a percentage of nonperforming loans was 129.76% at June 30, 2025, compared to 110.52% at March 31, 2025 and 138.11% at June 30, 2024, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 20 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: the impact of current and future economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, tariffs or trade wars (including reduced consumer spending, lower economic growth or recession, reduced demand for U.S. exports, disruptions to supply chains, and decreased demand for other banking products and services), high unemployment rates, inflationary pressures, increasing insurance costs, elevated interest rates, including the impact of changes in interest rates on our financial projections, models and guidance and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; uncertain duration of trade conflicts; magnitude of the impact that the proposed tariffs may have on our customers’ businesses; potential impacts of adverse developments in the banking industry, including impacts on customer confidence, deposits, liquidity and the regulatory response thereto; risks arising from media coverage of the banking industry; risks arising from perceived instability in the banking sector; changes in the interest rate environment, including changes to the federal funds rate, which could have an adverse effect on the Company’s profitability; changes in prices, values and sales volumes of residential and commercial real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; risks associated with the proposed merger of First IC with the Company (the “Proposed Merger”), including (a) the risk that the cost savings and any revenue synergies from the Proposed Merger is less than or different from expectations, (b) disruption from the Proposed Merger with customer, supplier, or employee relationships, (c) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Agreement and Plan of Merger by and between the Company and First IC, (d) the possibility that the costs, fees, expenses and charges related to the Proposed Merger may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities, (e) the failure of the conditions to the Proposed Merger to be satisfied, (f) the risks related to the integration of the combined businesses, including the risk that the integration will be materially delayed or will be more costly or difficult than expected, (g) the diversion of management time on merger-related issues, (h) the ability of the Company to effectively manage the larger and more complex operations of the combined company following the Proposed Merger, (i) the risks associated with the Company’s pursuit of future acquisitions, (j) the risk of expansion into new geographic or product markets, (k) reputational risk and the reaction of the parties’ customers to the Proposed Merger, (l) the Company’s ability to successfully execute its various business strategies, including its ability to execute on potential acquisition opportunities, (m) the risk of potential litigation or regulatory action related to the Proposed Merger, and (n) general competitive, economic, political, and market conditions; the ability to keep pace with technological changes, including changes regarding maintaining cybersecurity and the impact of generative artificial intelligence; increased competition in the financial services industry, particularly from regional and national institutions; the impact of a failure in, or breach of, the Company's operational or security systems or infrastructure, or those of third parties with whom the Company does business, including as a result of cyber-attacks or an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or the Company's customers; the effects of war or other conflicts; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President	Chief Financial Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended					As of and for the Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2025	2025	2024	2024	2024	2025	2024
Selected income statement data:
Interest income	$54,049	$52,519	$52,614	$53,833	$54,108	$106,568	$106,466
Interest expense	21,871	21,965	22,554	23,544	23,396	43,836	48,669
Net interest income	32,178	30,554	30,060	30,289	30,712	62,732	57,797
Provision for credit losses	129	135	202	582	(128)	264	(268)
Noninterest income	5,733	5,456	5,321	6,615	5,559	11,189	11,127
Noninterest expense	14,113	13,799	14,326	13,660	13,032	27,912	25,393
Income tax expense	6,843	5,779	4,618	5,961	6,430	12,622	12,232
Net income	16,826	16,297	16,235	16,701	16,937	33,123	31,567
Per share data:
Basic income per share	$0.66	$0.64	$0.64	$0.66	$0.67	$1.30	$1.25
Diluted income per share	$0.65	$0.63	$0.63	$0.65	$0.66	$1.29	$1.24
Dividends per share	$0.23	$0.23	$0.23	$0.20	$0.20	$0.46	$0.40
Book value per share (at period end)	$17.08	$16.85	$16.59	$16.07	$16.08	$17.08	$16.08
Shares of common stock outstanding	25,537,746	25,402,782	25,402,782	25,331,916	25,331,916	25,537,746	25,331,916
Weighted average diluted shares	25,715,206	25,707,989	25,659,483	25,674,858	25,568,333	25,697,183	25,547,171
Performance ratios:
Return on average assets	1.87%	1.85%	1.82%	1.86%	1.89%	1.86%	1.77%
Return on average equity	15.74	15.67	15.84	16.26	17.10	15.71	16.27
Dividend payout ratio	35.01	36.14	36.18	30.58	30.03	35.56	32.23
Yield on total loans	6.49	6.40	6.31	6.43	6.46	6.44	6.40
Yield on average earning assets	6.34	6.31	6.25	6.36	6.45	6.33	6.36
Cost of average interest-bearing liabilities	3.39	3.48	3.55	3.69	3.68	3.43	3.81
Cost of interest-bearing deposits	3.25	3.36	3.45	3.61	3.63	3.30	3.80
Net interest margin	3.77	3.67	3.57	3.58	3.66	3.72	3.45
Efficiency ratio(1)	37.23	38.32	40.49	37.01	35.93	37.76	36.84
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	0.01%	0.02%	0.01%	0.00%	(0.01)%	0.01%	(0.01)%
Nonperforming assets to gross loans held for investment and OREO	0.49	0.59	0.58	0.51	0.47	0.49	0.47
ACL to nonperforming loans	129.76	110.52	104.08	129.85	138.11	129.76	138.11
ACL to loans held for investment	0.60	0.59	0.59	0.60	0.58	0.60	0.58
Balance sheet and capital ratios:
Gross loans held for investment to deposits	116.34%	114.73%	115.66%	113.67%	112.85%	116.34%	112.85%
Noninterest bearing deposits to deposits	20.41	19.73	19.60	20.29	20.54	20.41	20.54
Investment securities to assets	0.93	0.93	0.77	0.81	0.78	0.93	0.78
Common equity to assets	12.06	11.69	11.72	11.41	11.26	12.06	11.26
Leverage ratio	11.91	11.76	11.57	11.12	10.75	11.91	10.75
Common equity tier 1 ratio	19.91	19.23	19.17	19.08	18.25	19.91	18.25
Tier 1 risk-based capital ratio	19.91	19.23	19.17	19.08	18.25	19.91	18.25
Total risk-based capital ratio	20.78	20.09	20.05	19.98	19.12	20.78	19.12
Mortgage and SBA loan data:
Mortgage loans serviced for others	$559,112	$537,590	$527,039	$556,442	$529,823	$559,112	$529,823
Mortgage loan production	93,156	91,122	103,250	122,355	94,056	184,278	188,072
Mortgage loan sales	54,309	40,051	—	54,193	111,424	94,360	133,297
SBA/USDA loans serviced for others	480,867	474,143	479,669	487,359	486,051	480,867	486,051
SBA loan production	29,337	20,412	35,730	35,839	8,297	49,749	19,694
SBA loan sales	20,707	16,579	19,236	28,858	—	37,286	24,065

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2024	2024
ASSETS
Cash and due from banks	$273,596	$272,317	$236,338	$278,752	$325,026
Federal funds sold	12,415	12,738	13,537	12,462	2,833
Cash and cash equivalents	286,011	285,055	249,875	291,214	327,859
Equity securities	18,481	18,440	10,300	10,568	10,276
Securities available for sale (at fair value)	15,030	15,426	17,391	18,206	17,825
Loans held for investment	3,121,534	3,132,535	3,157,935	3,087,826	3,090,498
Allowance for credit losses	(18,748)	(18,592)	(18,744)	(18,589)	(17,960)
Loans less allowance for credit losses	3,102,786	3,113,943	3,139,191	3,069,237	3,072,538
Loans held for sale	4,988	34,532	—	4,598	—
Accrued interest receivable	16,528	16,498	15,858	15,667	15,286
Federal Home Loan Bank stock	22,693	22,693	20,251	20,251	20,251
Premises and equipment, net	17,872	18,045	18,276	18,158	18,160
Operating lease right-of-use asset	8,197	7,906	7,850	7,171	7,599
Foreclosed real estate, net	744	1,707	427	1,515	1,452
SBA servicing asset, net	6,823	7,167	7,274	7,309	7,108
Mortgage servicing asset, net	1,676	1,476	1,409	1,296	1,454
Bank owned life insurance	74,520	73,900	73,285	72,670	72,061
Interest rate derivatives	12,656	17,166	21,790	18,895	36,196
Other assets	26,683	25,771	10,868	12,451	7,305
Total assets	$3,615,688	$3,659,725	$3,594,045	$3,569,206	$3,615,370

LIABILITIES
Noninterest-bearing deposits	$548,906	$539,975	$536,276	$552,472	$564,076
Interest-bearing deposits	2,140,587	2,197,055	2,200,522	2,170,648	2,181,784
Total deposits	2,689,493	2,737,030	2,736,798	2,723,120	2,745,860
Federal Home Loan Bank advances	425,000	425,000	375,000	375,000	375,000
Operating lease liability	8,222	7,962	7,940	7,295	7,743
Accrued interest payable	3,438	3,487	3,498	3,593	3,482
Other liabilities	53,435	58,277	49,456	53,013	76,057
Total liabilities	$3,179,588	$3,231,756	$3,172,692	$3,162,021	$3,208,142

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	255	254	254	253	253
Additional paid-in capital	50,212	49,645	49,216	47,481	46,644
Retained earnings	380,046	369,110	358,704	348,343	336,749
Accumulated other comprehensive income	5,587	8,960	13,179	11,108	23,582
Total shareholders' equity	436,100	427,969	421,353	407,185	407,228
Total liabilities and shareholders' equity	$3,615,688	$3,659,725	$3,594,045	$3,569,206	$3,615,370

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2024	2024	2025	2024
Interest and dividend income:
Loans, including fees	$50,936	$50,253	$49,790	$50,336	$50,527	$101,189	$100,644
Other investment income	2,970	2,126	2,663	3,417	3,547	5,096	5,758
Federal funds sold	143	140	161	80	34	283	64
Total interest income	54,049	52,519	52,614	53,833	54,108	106,568	106,466

Interest expense:
Deposits	17,496	17,977	18,618	19,602	19,735	35,473	41,840
FHLB advances and other borrowings	4,375	3,988	3,936	3,942	3,661	8,363	6,829
Total interest expense	21,871	21,965	22,554	23,544	23,396	43,836	48,669

Net interest income	32,178	30,554	30,060	30,289	30,712	62,732	57,797

Provision for credit losses	129	135	202	582	(128)	264	(268)

Net interest income after provision for loan losses	32,049	30,419	29,858	29,707	30,840	62,468	58,065

Noninterest income:
Service charges on deposit accounts	505	500	563	531	532	1,005	979
Other service charges, commissions and fees	1,620	1,596	1,748	1,915	1,573	3,216	3,185
Gain on sale of residential mortgage loans	579	399	—	526	1,177	978	1,399
Mortgage servicing income, net	781	618	690	422	1,107	1,399	1,336
Gain on sale of SBA loans	643	658	811	1,083	—	1,301	1,051
SBA servicing income, net	642	913	956	1,231	560	1,555	2,056
Other income	963	772	553	907	610	1,735	1,121
Total noninterest income	5,733	5,456	5,321	6,615	5,559	11,189	11,127

Noninterest expense:
Salaries and employee benefits	8,554	8,493	9,277	8,512	8,048	17,047	15,418
Occupancy and equipment	1,380	1,417	1,406	1,430	1,334	2,797	2,688
Data Processing	329	345	335	311	353	674	647
Advertising	149	167	160	145	157	316	329
Other expenses	3,701	3,377	3,148	3,262	3,140	7,078	6,311
Total noninterest expense	14,113	13,799	14,326	13,660	13,032	27,912	25,393

Income before provision for income taxes	23,669	22,076	20,853	22,662	23,367	45,745	43,799
Provision for income taxes	6,843	5,779	4,618	5,961	6,430	12,622	12,232
Net income available to common shareholders	$16,826	$16,297	$16,235	$16,701	$16,937	$33,123	$31,567

METROCITY BANKSHARES, INC.

QTD AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$231,803	$2,848	4.93%	$159,478	$2,098	5.34%	$196,068	$3,368	6.91%
Investment securities	37,040	265	2.87	32,034	168	2.13	31,364	213	2.73
Total investments	268,843	3,113	4.64	191,512	2,266	4.80	227,432	3,581	6.33
Construction and development	28,283	580	8.23	23,321	480	8.35	14,501	320	8.88
Commercial real estate	807,897	17,612	8.74	779,884	16,157	8.40	737,846	17,030	9.28
Commercial and industrial	71,274	1,544	8.69	72,799	1,588	8.85	69,208	1,728	10.04
Residential real estate	2,242,456	31,137	5.57	2,308,071	31,986	5.62	2,322,763	31,408	5.44
Consumer and other	365	63	69.23	276	42	61.71	290	41	56.86
Gross loans(2)	3,150,275	50,936	6.49	3,184,351	50,253	6.40	3,144,608	50,527	6.46
Total earning assets	3,419,118	54,049	6.34	3,375,863	52,519	6.31	3,372,040	54,108	6.45
Noninterest-earning assets	199,302			197,272			223,455
Total assets	3,618,420			3,573,135			3,595,495
Interest-bearing liabilities:
NOW and savings deposits	162,810	1,089	2.68	153,739	952	2.51	143,460	1,198	3.36
Money market deposits	1,032,754	6,815	2.65	1,010,471	6,321	2.54	998,601	6,135	2.47
Time deposits	966,678	9,592	3.98	1,006,677	10,704	4.31	1,042,758	12,402	4.78
Total interest-bearing deposits	2,162,242	17,496	3.25	2,170,887	17,977	3.36	2,184,819	19,735	3.63
Borrowings	426,173	4,375	4.12	390,000	3,988	4.15	369,232	3,661	3.99
Total interest-bearing liabilities	2,588,415	21,871	3.39	2,560,887	21,965	3.48	2,554,051	23,396	3.68
Noninterest-bearing liabilities:
Noninterest-bearing deposits	529,130			519,125			545,114
Other noninterest-bearing liabilities	72,231			71,444			98,066
Total noninterest-bearing liabilities	601,361			590,569			643,180
Shareholders' equity	428,644			421,679			398,264
Total liabilities and shareholders' equity	$3,618,420			$3,573,135			$3,595,495
Net interest income		$32,178			$30,554			$30,712
Net interest spread			2.95			2.83			2.77
Net interest margin			3.77			3.67			3.66

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

YTD AVERAGE BALANCES AND YIELDS/RATES

	Six Months Ended
	June 30, 2025			June 30, 2024
	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$195,840	$4,946	5.09%	$170,500	$5,420	6.39%
Investment securities	34,551	433	2.53	31,488	402	2.57
Total investments	230,391	5,379	4.71	201,988	5,822	5.80
Construction and development	25,816	1,060	8.28	18,236	825	9.10
Commercial real estate	793,968	33,769	8.58	726,949	33,138	9.17
Commercial and industrial	72,032	3,132	8.77	66,891	3,301	9.92
Residential real estate	2,275,082	63,123	5.60	2,350,821	63,298	5.41
Consumer and other	321	105	65.96	269	82	61.30
Gross loans(2)	3,167,219	101,189	6.44	3,163,166	100,644	6.40
Total earning assets	3,397,610	106,568	6.33	3,365,154	106,466	6.36
Noninterest-earning assets	198,293			218,629
Total assets	3,595,903			3,583,783
Interest-bearing liabilities:
NOW and savings deposits	158,300	2,040	2.60	151,043	2,082	2.77
Money market deposits	1,021,674	13,137	2.59	1,038,035	15,828	3.07
Time deposits	986,567	20,296	4.15	1,022,275	23,930	4.71
Total interest-bearing deposits	2,166,541	35,473	3.30	2,211,353	41,840	3.80
Borrowings	408,186	8,363	4.13	356,539	6,829	3.85
Total interest-bearing liabilities	2,574,727	43,836	3.43	2,567,892	48,669	3.81
Noninterest-bearing liabilities:
Noninterest-bearing deposits	524,155			533,707
Other noninterest-bearing liabilities	71,840			92,128
Total noninterest-bearing liabilities	595,995			625,835
Shareholders' equity	425,181			390,056
Total liabilities and shareholders' equity	$3,595,903			$3,583,783
Net interest income		$62,732			$57,797
Net interest spread			2.90			2.55
Net interest margin			3.72			3.45

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024		June 30, 2024
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and development	$30,149	1.0%	$28,403	0.9%	$21,569	0.7%	$16,539	0.5%	$13,564	0.4%
Commercial real estate	803,384	25.7	792,149	25.2	762,033	24.1	738,929	23.9	733,845	23.7
Commercial and industrial	73,832	2.3	71,518	2.3	78,220	2.5	63,606	2.1	68,300	2.2
Residential real estate	2,221,316	71.0	2,248,028	71.6	2,303,234	72.7	2,276,210	73.5	2,282,630	73.7
Consumer and other	200	—	67	—	260	—	215	—	230	—
Gross loans held for investment	$3,128,881	100.0%	$3,140,165	100.0%	$3,165,316	100.0%	$3,095,499	100.0%	$3,098,569	100.0%
Unearned income	(7,347)		(7,630)		(7,381)		(7,673)		(8,071)
Allowance for credit losses	(18,748)		(18,592)		(18,744)		(18,589)		(17,960)
Net loans held for investment	$3,102,786		$3,113,943		$3,139,191		$3,069,237		$3,072,538

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2024	2024
Nonaccrual loans	$14,448	$16,823	$18,010	$14,316	$13,004
Past due loans 90 days or more and still accruing	—	—	—	—	—
Total non-performing loans	14,448	16,823	18,010	14,316	13,004
Other real estate owned	744	1,707	427	1,515	1,452
Total non-performing assets	$15,192	$18,530	$18,437	$15,831	$14,456

Nonperforming loans to gross loans held for investment	0.46%	0.54%	0.57%	0.46%	0.42%
Nonperforming assets to total assets	0.42	0.51	0.51	0.44	0.40
Allowance for credit losses to non-performing loans	129.76	110.52	104.08	129.85	138.11

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended					As of and for the Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2025	2025	2024	2024	2024	2025	2024
Balance, beginning of period	$18,592	$18,744	$18,589	$17,960	$17,982	$18,744	$18,112
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—	—	—
Commercial real estate	62	(1)	—	—	(82)	61	(83)
Commercial and industrial	(2)	170	99	24	(1)	168	(4)
Residential real estate	—	—	—	—	—	—	—
Consumer and other	—	—	—	—	—	—	—
Total net charge-offs/(recoveries)	60	169	99	24	(83)	229	(87)
Provision for loan losses	216	17	254	653	(105)	233	(239)
Balance, end of period	$18,748	$18,592	$18,744	$18,589	$17,960	$18,748	$17,960
Total loans at end of period(1)	$3,128,881	$3,140,165	$3,165,316	$3,095,499	$3,098,569	$3,128,881	$3,098,569
Average loans(1)	$3,130,515	$3,167,085	$3,135,093	$3,115,441	$3,108,303	$3,154,046	$3,131,540
Net charge-offs/(recoveries) to average loans	0.01%	0.02%	0.01%	0.00%	(0.01)%	0.01%	(0.01)%
Allowance for loan losses to total loans	0.60	0.59	0.59	0.60	0.58	0.60	0.58

(1)	Excludes loans held for sale.